=================================================================

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                   --------------------------

                            FORM S-8
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933

                   --------------------------



                 The Greenbrier Companies, Inc.
      -----------------------------------------------------
     (Exact name of registrant as specified in its charter)


         Delaware                                 93-0816972
- -------------------------------               -------------------
(State or other jurisdiction of               (IRS Employer
 incorporation or organization)               Identification No.)


                     One Centerpointe Drive
                            Suite 200
                   Lake Oswego, Oregon  97035
            -----------------------------------------
            (Address of principal executive officers)



        James-Furman Supplemental 1994 Stock Option Plan
        ------------------------------------------------
                    (Full title of the plan)

                        William A. Furman
              President and Chief Executive Officer
                 The Greenbrier Companies, Inc.
                     One Centerpointe Drive
                            Suite 200
                   Lake Oswego, Oregon  97035
                         (503) 684-7000
    ---------------------------------------------------------
    (Name, address and telephone number of agent for service)

                           Copies to:

                       Kenneth D. Stephens
             Tonkon, Torp, Galen, Marmaduke & Booth
                       1600 Pioneer Tower
                      888 S.W. Fifth Avenue
                     Portland, Oregon  97204
                         (503) 221-1440



                 CALCULATION OF REGISTRATION FEE
                 -------------------------------

                            Proposed       Proposed
                             Maximum        Maximum      Amount
 Title of       Amount      Offering       Aggregate       of
Securities      to be       Price Per      Offering     Registra-
  to be       Registered      Share          Price      tion Fee
Registered       (1)           (2)            (2)          (2)
- ----------    ----------    ---------      ---------    --------

 Common        60,000         $4.00       $240,000.00    $100.00
 Stock,        shares
$.001 par
 value

- -----------------------
(1)  This filing registers 60,000 shares of the Company's Common
Stock available for purchase pursuant to the James-Furman
Supplemental 1994 Stock Option Plan.

(2) The fee, calculated in accordance with Rule 457(h) based on the option exercise price of outstanding options to acquire 60,000 shares of Common Stock, which options have been granted under the James-Furman 1994 Supplemental Stock Option Plan, would be $82.76. However, we are submitting the minimum filing fee of $100.00.


=================================================================
                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

	The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this registration statement:

	(a) The Company's annual report on Form 10-K for the fiscal year ended August 31, 1995.

	(b) The Company's quarterly reports on Form 10-Q for the quarters ended November 30, 1995 and February 29, 1996.

	(c) The description of the Company's common stock, $0.001 par value (the "Common Stock"), set forth in the Company's
Registration Statement on Form S-1, as declared effective on July 11, 1994 (Registration No. 33-78852).

	All documents filed by the Company subsequent to those listed above pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

	Not applicable.

Item 5. Interests of Named Experts and Counsel.

	None.

Item 6. Indemnification of Directors and Officers.

	Under the Delaware General Corporation Law ("DGCL"), the
Company's Restated Certificate of Incorporation (the
"Certificate"), and the Company's Amended and Restated Bylaws
(the "Bylaws"), the Company has broad powers to indemnify directors and officers against liabilities that they may incur in such capacities.

	Pursuant to Section 102(b)(7) of the DGCL, Article Sixth of the Certificate of the Company contains the following provision relating to the personal liability of the Company's directors:

		"No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability, to the extent provided by applicable law, (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. This Article Sixth shall not eliminate or limit the liability of a director for any act or omission which occurred prior to the effective date of its adoption. Any repeal or modification of this Article Sixth by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification."

	Pursuant to DGCL Section 145 and Article Seventh of the
Certificate, Article VIII of the Company's Amended and Restated
Bylaws provides:

	"Section 1.  DIRECTORS AND OFFICERS.

	(a) Indemnity in Third-Party Proceedings. The corporation shall indemnify its Directors and officers in accordance with the provisions of this Section 1(a) if the Director or officer was or is a party to, or is threatened to be made a party to, any proceeding (other than a proceeding by or in the right of the corporation to procure a judgment in its favor), against all expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the Director or officer in connection with such proceeding if the Director or officer acted in good faith and in a manner the Director or officer reasonably believed was in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the Director or officer, in addition, had no reasonable cause to believe that the Director's or officer's conduct was unlawful; provided, however, that the Director or officer shall not be entitled to indemnification under this
Section 1(a): (i) in connection with any proceeding charging improper personal benefit to the Director or officer in which the Director or officer is adjudged liable on the basis that personal benefit was improperly received by the Director or officer unless and only to the extent that the court conducting such proceeding or any other court of competent jurisdiction determines upon application that, despite the adjudication of liability, the Director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, or
(ii) in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the corporation or its Directors, officers, employees or other agents unless (A) such indemnification is expressly required to be made by law, (B) the proceeding was authorized by the Board of Directors, or (C) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law.

	(b) Indemnity in Proceedings by or in the Right of the Corporation. The corporation shall indemnify its Directors and officers in accordance with the provisions of this Section 1(b) if the Director or officer was or is a party to, or is threatened to be made a party to, any proceeding by or in the right of the corporation to procure a judgment in its favor, against all expenses actually and reasonably incurred by the Director or officer in connection with the defense or settlement of such proceeding if the Director or officer acted in good faith and in a manner the Director or officer reasonably believed was in or not opposed to the best interests of the corporation; provided, however, that the Director or officer shall not be entitled to indemnification under this Section 1(b): (i) in connection with any proceeding in which the Director or officer has been adjudged liable to the corporation unless and only to the extent that the court conducting such proceeding, or the Delaware Court of Chancery, determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Director or officer is fairly and reasonably entitled to indemnification for such expenses as such court shall deem proper, or (ii) in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the corporation or its Directors, officers, employees or other agents unless (A) such indemnification is expressly required to be made by law, (B) the proceeding was authorized by the Board of Directors, or (C) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law."

	In addition to the indemnification and exculpation provided by the Company's Certificate and Bylaws, the Company has entered into an indemnification agreement with each of its directors and officers. The indemnification agreements provide that no director or officer shall have a monetary liability of any kind in respect of the director or officer's errors or omissions in serving the Company or any of its subsidiaries, stockholders or related enterprises, so long as such errors are not shown by clear and convincing evidence to have involved: (i) any breach of the duty of loyalty to the such entities; (ii) any act or omission not in good faith or which involved intentional misconduct or a knowing violation of the law; (iii) any transaction from which the director or officer derived an improper personal benefit; (iv) any unlawful corporate distribution as defined in the DGCL; or (v) profits made from the purchase and sale by the director or officer of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended. Furthermore, regardless of the theory of liability asserted and to the fullest extent permitted by law, no director or officer shall have personal liability for
(i) punitive, exemplary or consequential damages; (ii) treble or other damages computed based upon any multiple of damages actually and directly proved to have been sustained; (iii) fees of attorneys, accountants, expert witnesses or professional consultants; or (iv) civil fines or penalties of any kind or nature whatsoever.

	The indemnification agreements also require the Company to indemnify any director or officer who is a party to, or is threatened to be made a party to, any proceeding, against all expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the director or officer in connection with such proceeding, if the director or officer: (i) acted in good faith and in a manner the director or officer reasonably believed was in or not opposed to the best interests of the Company; and (ii) with respect to any criminal proceeding, the director or officer also had no reasonable cause to believe that his or her conduct was unlawful. In any proceeding charging a director or officer with improper personal benefit to the director or officer, the Company will indemnify the director or officer if the appropriate court determines that the director or officer is fairly and reasonably entitled to indemnification.

	The indemnification agreements also provide indemnity to a director or officer in proceedings brought by or in the right of the Company, as long as the director or officer acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company. If a director or officer is adjudged liable to the Company, he or she will not be indemnified, unless the appropriate court determines that the director or officer is fairly and reasonably entitled to indemnification.

	Notwithstanding the foregoing, the indemnification agreements indemnify each director and officer to the fullest extent permitted by law with respect to any proceeding against all expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the director or officer in connection with any proceeding. The forms of indemnification agreements entered into between the Company and its officers and directors have been filed with the Commission and are incorporated by reference to the Company's Registration Statement on Form S-1, as declared effective on July 11, 1994 (Registration No. 33-78852).

	The Company maintains directors' and officers' liability insurance under which the Company's directors and officers are insured against claims for errors, neglect, breach of duty and other matters.

Item 7. Exemption from Registration Claimed.

	Not applicable.

Item 8. Exhibits.

	The exhibits listed in the Index to Exhibits, which appears on page II-9 herein, are filed as part of this registration statement.

Item 9. Undertakings.

A.  The undersigned registrant hereby undertakes:

	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the
"Securities Act");

		(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement
(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

		(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
(A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

	(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the above-referenced provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            [This space is intentionally left blank]

                     SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Portland, Oregon, on July 10, 1996.

					THE GREENBRIER COMPANIES, INC.


					By:  /s/ William A. Furman
					   -------------------------------------
				  	   William A. Furman
			       	   President and
					   Chief Executive Officer


                        POWER OF ATTORNEY

	KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints
William A. Furman his true and lawful attorney-in-fact and agent, with full power of substitution for him in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney and agent full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that the attorney and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

	Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

PRINCIPAL EXECUTIVE OFFICERS:        Date:



/s/ William A. Furman                July 10, 1996
- ------------------------------
William A. Furman
President, Chief Executive
Officer and Director

/s/ Alan James                       July 10, 1996
- ------------------------------
Alan James
Chairman of the Board of
Directors

PRINCIPAL FINANCIAL OFFICER:



/s/ Larry G. Brady                   July 10, 1996
- ------------------------------
Larry G. Brady
Vice President, Chief
Financial Officer

DIRECTORS:



/s/ Victor G. Atiyeh                 July 10, 1996
- ------------------------------
Victor G. Atiyeh



                                     July 10, 1996
- ------------------------------
Benjamin R. Whiteley



/s/ C. Bruce Ward                    July 10, 1996
- ------------------------------
C. Bruce Ward



                                     July 10, 1996
- ------------------------------
Peter K. Nevitt



/s/ A. Daniel O'Neal, Jr.            July 10, 1996
- ------------------------------
A. Daniel O'Neal, Jr.

                        INDEX TO EXHIBITS

Exhibit
 Number                        Exhibit                   Page
- -------                        -------                   ----

4.1		Restated Certificate of Incorporation(1)

4.2		Amended and Restated Bylaws(1)

4.3		Form of Indemnification Agreements(1)

5.1		Opinion of Tonkon, Torp, Galen, Marmaduke
		& Booth

23.1		Consent of Deloitte & Touche LLP,
		Independent Auditors

23.2		Consent of Tonkon, Torp, Galen, Marmaduke
		& Booth (included in Exhibit 5.1)

24		Power of Attorney (See Page II-7)

99.1		James-Furman Supplemental 1994 Stock
		Option Plan(2)

99.2		Form of Option Agreements


Other exhibits listed in Item 601 of Regulation S-K are not applicable.

- ---------------------

	(1) Incorporated by reference to the Company's Registration Statement on Form S-1, as declared effective on July 11, 1994
(Registration No. 33-78852).

	(2) Incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-K for the year ended
August 31, 1994.